Remarketing Senior Notes Autoliv Inc. March 1, 2012 Driven for Life Copyright Autoliv Inc., All Rights Reserved Filed Pursuant to Rule 433 Registration No. 333-158139 March 23, 2009

ALV- Remarketing Senior Notes March 2012 -

This presentation contains statements that are not historical facts but rather forward-
looking statements within the meaning of the Private Securities Litigation Reform Act of
1995 (PSLRA). All such statements are based upon our current expectations and various assumptions, and apply only as of the date of this report. Our expectations and beliefs are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that forward-looking statements will materialize or prove to be correct. Because such statements involve risks and uncertainties, the outcome could differ materially from those set out in the statements. For a summary of such risk factors, please refer to our latest 10-K and 10-Q filed with the SEC. Except for our ongoing obligation to disclose information under law, we undertake no obligation to update publicly any forward-looking statements whether as a result of new information or future events.
For any forward-looking statements contained in this or any other document, we claim the protection of the safe harbor for forward-looking statements contained in the PSLRA.
Safe Harbor Statement * & Important Information
(*) Non US GAAP reconciliations are available in our 8-K/10-K/10-Q filings available at www.sec.gov or www.autoliv.com and are available at the end of this presentation
Autoliv has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the Senior Notes to
which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents Autoliv has filed with the SEC for more complete information about Autoliv and the remarketing. You may get these documents for free by visiting
EDGAR on the SEC Website at www.sec.gov or from the Remarketing Agent by calling the toll-free number 1-866-718-1649.

ALV- Remarketing Senior Notes March 2012 -

Remarketing of Senior Notes
Autoliv, Inc., the worldwide leader in automotive safety systems – announced on
March 2, 2012 that it intends to remarket its 8% senior notes due 2014, beginning on
March 12, 2012
This remarketing provides an opportunity for debt investors to invest in Autoliv, as well as an opportunity for Autoliv to lower its cost of borrowing
The total amount to be raised in the remarketing is expected to be approximately
$108 million. The maturity of the notes will be April 30, 2014
The remarketing of senior notes issued as part equity units is required as a result of the March 2009 transaction
In March 2009, Autoliv offered and sold 6.6MM Corporate Units, each with a $25 stated principal amount. Each unit consisted of
–
A 5-year 8% Senior Notes instrument
–
A 3-year forward contract (under which stock is issued)
Autoliv must attempt to remarket the 5-year debt in year 3; however, the 3-year forward contract must be settled by April 30, 2012
Morgan Stanley is acting as the re-marketing agent

ALV- Remarketing Senior Notes March 2012 - 4 Business Overview Financial Performance Table of Contents

ALV- Remarketing Senior Notes March 2012 -

Autoliv in Brief
Sales and technology leader
Sales: US $8.2 billion
Fortune 500 company
Sales to all major vehicle
manufacturers
~80 facilities in 29 countries
20 crash test tracks
~48,000 associates whereof 4,400
in R,D&E
Rated BBB+/stable by
Standard & Poor’s
RoW
38%
Japan
Europe
31%
Americas
10%
12%
9%
China

ALV- Remarketing Senior Notes March 2012 -

**(US $ Mil’s unless specified)
2011 2010 2009
Sales 8,232 7,171 5,121
Operating income 889 869 69
Net income 627 596 13
EPS * (assuming dilution), US$ 6.65 6.39 0.12
Operating cash flow 758 924 493
Net debt/EBITDA *, x 0.0 0.1 1.6
RoE *, % 19.6 22.3 0.5
Dividends paid 154 58 15
Headcount (no. of persons) 47,900 43,300 37,900
GLVP *
(millions units) 74.8 71.6 57.2
Key Figures Summary
(**) US GAAP reported, (*) Earnings per share, Return on Equity, Global Light Vehicle Production;
Net debt/EBITDA is a non US GAAP measure (see reconciliation at end of presentation)

Toyota
10%
Autoliv
8%
Takata
4%
Honda
4%
Bosch
4%
VW
3%
Denso
3%
Ford
3%
HKMC
3%
PSA
2%
TG + TRJ
2%
Others
54%

8% of all automotive
industry safety patents
2006
Safety Vent Bag
2005
Night Vision System, Pedestrian Hood
2004
Fixed-Hub Steering Wheel
2002
Anti-Sliding Bag, Adaptive Load Limiter
2000
Telematics
1998
Curtain Airbag, Anti-Whiplash Seat
1997
Side Airbag for Head Protection, Inflatable Tubular Structure
1995
Knee Airbag, Seatbelt Load Limiter
1994
Side Thorax Bag
1992
Steering Wheel with Integrated Sensor
1989
Seatbelt with Buckle Pretensioner
1986
Belt Grabber
1980
Airbag Production
1956
Seatbelt Production
2007
Multi Volume Cushion
2008
Integrated Safety Electronics, Pedestrian Detection System
Technology Leadership
2009
2    generation Active Seatbelts
2010
Locking Tongue
2011
Mono Vision System
ALV- Remarketing Senior Notes March 2012 -

nd

ALV- Remarketing Senior Notes March 2012 -

Superior Global Presence
– Local Production
Seatbelts                   Airbags               Steering wheels Electronics
North America
Japan
Europe
South America
India
China
Korea
Asia other

Other
12%
GM
14%
NISSAN
12%
10%
Ford
9%
9%
6%
5%
5%
5%
5%
4%
3%
VOLVO
HONDA
PSA PEUGEOT CITROËN
DAIMLER
TOYOTA
BMW
FIAT
CHRYSLER
KIA

Autoliv

ALV- Remarketing Senior Notes March 2012 - 9 Sales by Customer - 2011

ALV- Remarketing Senior Notes March 2012 -

Product Sales
- increases in passive and active electronics
FAB ~ 17% and SAB ~ 27% in 2011
Seatbelts
Airbags
Steering Wheels
Other
Passive Electronics
Active Electronics
32%
46%
8%
3%
10%
1%
2010 $7.2B
31%
45%
8%
3%
11%
2%
2011 $8.2B

ALV- Remarketing Senior Notes March 2012 -

Market Shares
- global passive safety market share
0% 20% 40% 60% 80% 100%
Driver A/B
Passenger A/B
Chest A/B
Head A/B
ECU
Seatbelts
SW
Total
Autoliv estimated market share ~ 36%

ALV- Remarketing Senior Notes March 2012 - 12 Table of Contents Business Overview Financial Performance

ALV- Remarketing Senior Notes March 2012 -

Operational execution
record sales and strong cash generation in Q4 and FY11
double-digit margins for the 8  consecutive quarter
Growth
outperformed GLVP for the 9  consecutive quarter
Active Safety and Growth Markets
• ~ 120% increase in radar and vision volumes in FY11
• organic growth in China was close to 4 times the LVP in FY11
Balance Sheet Strength
$1.3 Bn reduction in net debt since January 2009
rated BBB+/stable by Standard & Poor’s
DoJ and EC
anti-trust investigations on-going
Overview
- highlights
market outperformance due to exceptional global presence & customer diversification th
th

ALV- Remarketing Senior Notes March 2012 -

Q4 Financial Overview
- record sales, gross profit and DPS for a 4   quarter
strong performance despite commodity headwinds & active safety RD&E investments
(**) US GAAP reported, (*) Earnings per share, Dividend per share, Return on Capital Employed, Return on Equity,
Global  Light Vehicle Production
** 2011 2010
Sales $2,045 $1,907
Gross Profit $429 21.0% $423 22.2%
Operating Income $224 11.0% $243 12.7%
EPS * $1.70 $1.89
DPS * $0.45 $0.35
Operating Cash flow $293 $326
RoCE * 27% 32%
RoE * 19% 25%
GLVP * ~ 77M ~ 76M
th
(US $ Mil’s unless specified)
(assuming dilution)
(annual run rate)

ALV- Remarketing Senior Notes March 2012 -

FY Financial Overview
- record sales, gross profit, EBIT, EPS and DPS
strong performance despite commodity headwinds & active safety RD&E investments
(**) US GAAP reported, (*) Earnings per share, Dividend per share, Operating cash flow less capital expenditure (net),
Return on Capital Employed, Return on Equity, Global Light Vehicle Production
** 2011 2010
Sales $8,232 $7,171
Gross Profit $1,728 21.0% $1,592 22.2%
Operating Income $889
10.8%
$869
12.1%
EPS * $6.65 $6.39
DPS * $1.73 $0.65
Operating cash flow $758 $924
Free cash flow * $401 $700
RoCE * 28% 28%
RoE * 20% 22%
GLVP *
(
~ 75M ~ 73M
(US $ Mil’s unless specified)
(assuming dilution)

ALV- Remarketing Senior Notes March 2012 -

(*) Non US GAAP and restated for ASC 810-10-45.
Cash Flow
- higher CapEx to support growth initiatives
(US $ Mil’s unless specified)
2011
Q4
2010
Q4
2011
FY
2010
FY
2009
FY
2008
FY
2007
FY
Net Income 160 179 627 596 13 172 296
Depreciation & Amortization 70 68 268 282 314 347 321
Other non-cash items 1 19 38 58 (42) 22 (5)
Change in operating WC 62 60 (175) (12) 207 73 169
Operating Cash Flow 293 326 758 924 492 614 781
CapEx, net (100) (82) (357) (224) (130) (279) (314)
Free cash flow (*) 193 244 401 700 362 335 467
Dividend 40 31 154 58 15 115 121
2
nd
best operating cash flow for a 4
th
quarter

Capital Structure
- strong investment grade credit rating
gross debt $666M with net cash position $92M
Net Debt to Capitalization – N/A
Credit Rating Agency Overview
S&P Moody’s
Long-Term        BBB+/stable not rated
Short-Term        A-2/stable P-2/stable
*
(*) Leverage Ratio refers to Net debt/EBITDA, Non US GAAP measure (see reconciliation at end of presentation)
*
0
10
20
30
40
1999 2000 2001 2002 2003 2004 2005 2006 2007 2008 2009 2010 2011
-4
0
4
8
12
16
Interest Coverage Policy > 2.75 times
0
1
2
3
4
5
6
Leverage Ratio Policy < 3 times
ALV- Remarketing Senior Notes March 2012 -

ALV- Remarketing Senior Notes March 2012 -

739.2
647.2
400.0
59.2
107.2
43.3
37.5
0
100
200
300
400
500
600
700
800
Net Debt
(3)
Breakdown 2011
$ MM
Net Cash: 92.0
(1)
Notes
1. Pre adjustment for $19.1 MM of debt-related derivatives; total debt adjusted for DRD equals $666 MM
2. 2014 maturity post remarketing exercise
3. Net debt is a non GAAP measure (see reconciliation at the end of the presentation)
Cash
Net Debt Overview
Total Debt
Debt Maturity Profile
$ MM
43.3
22.4
298.8
208.3
110.0
125.0
165.0
59.2
107.2
2.9
10.5
1.7
127.9
0.0
0
50
100
150
200
250
300
350
400
Notes Issued as Part of Equity Units
Medium-Term Notes
Overdraft/Other Short-Term Debt
US Private Placement Notes
Other Long-Term Loans
2012
Maturities
2013
Maturities
2014
Maturities
2015
Maturities
2016
Maturities
Later
Maturities
(2)

ALV- Remarketing Senior Notes March 2012 -

0
0.1
0.2
0.3
0.4
0.5
0
10
20
30
40
50
M US$
$ / share
Dividend per share
Dividend Payments Dividend Payments
Dividend Trend
- per share vs. cash paid
1997        98           99        2000        01         02         03         04          05         06         07      08         09        2010         11           12

ALV- Remarketing Senior Notes March 2012 -

19.5
11.9
20.4
22.2
21.0
9.2
(2.3)
6.6
12.7
11.0
(15.0)
(10.0)
(5.0)
0.0
5.0
10.0
15.0
20.0
25.0
2007 2008 2009 2010 2011
%
(*) US GAAP
Margin* Performance
Operating Margin
Gross Margin
Strong margins trend

ALV- Remarketing Senior Notes March 2012 -

(*) US GAAP reported Operating Income and Net Income
%
Returns* Performance
Strong returns trend
18.9
31.5
27.4
15.7
(6.7)
10.6
24.9
19.2
(3.1)
13.9
(15.0)
(5.0)
5.0
15.0
25.0
35.0
2007 2008 2009 2010 2011
Return on Capital Employed
Return on Equity

50%
25%
0%
HCC from 46% to 34% of total
Q2'08
Q2'09
Q2'10
Q2'11
Q4'11

20%
10%
0%
Temporary from 16% to 20% of total
Q2'08
Q2'09
Q2'10
Q2'11
Q4'11

40%
20%
0%
Indirect from 34% to 29% of total
Q2'08
Q2'09
Q2'10
Q2'11
Q4'11

7.4
11.4
20.5
60.7
10.8
10.2
17.2
61.8
EBIT
Other
Major Fixed Costs
Direct Costs
2007
2011

2.00
1.50
1.00
0.50
0.00
BUS$
Debt Maturities
Unused credit facilities
Cash
Cash & Credit Facilities
Due thru 2014
Due 2015+

EU
Americas
Asia
31%
38%
31%

Autoliv

Our Response to the Uncertain Macro Situation - flexibility, liquidity and market presence PERSONNEL COST STRUCTURE LIQUIDITY SALES ALV- Remarketing Senior Notes March 2012 - 22

ALV- Remarketing Senior Notes March 2012 -

Financial Outlook
Q1 2012 FY2012
Sales
Organic nearly 5% ~ 7%
Acquisitions 0% 0%
Fx* ~ (3%) ~ (3%)
Consolidated Sales ~ 2% nearly 4%
Operating Margin ** ~ 10% 10-11%
(*)  1 Euro = 1.28 US$, 1 US$ = 77 JPY for Q1 & FY2012
(**) Excludes legal costs & other charges related to the on-
going anti-trust investigations and alignment costs
double-digit margins should continue

Autoliv
Safety Systems
Active
Safety
50m
70

Autoliv

ALV- Remarketing Senior Notes March 2012 - 24 Autoliv Every year, Autoliv’s products save over 25,000 lives Passive Safety

ALV- Remarketing Senior Notes March 2012 -

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
In this document we sometimes refer to non-U.S. GAAP measures that we and securities analysts use in measuring
Autoliv’s performance. We believe that these measures assist investors and management in analyzing trends in the
Company’s business for the reasons given below. Investors should not consider these non-U.S. GAAP measures as substitutes, but rather as additions, to financial reporting measures prepared in accordance with U.S. GAAP. It should be noted that these measures, as defined, may not be comparable to similarly titled measures used by other companies.`
Operating Working Capital
Net (Cash) Debt
December 31
2011
September 30
2011
June 30
2011
March 31
2011
December 31
2010
Total current assets $3000.3 $2,943.3 $2,979.6 $3,024.6 $2,688.6
Total current liabilities (2,085.9) (1,983.5) (2,074.7) (2,047.8) (1,834.5)
Working capital 914.4 959.8 904.9 976.8 854.1
Cash and cash equivalents (739.2) (630.7) (559.7) (605.2) (587.1)
Short-term debt 302.8 221.8 205.9 107.1 87.1
Derivative asset and liability current (4.0) (15.5) 8.0 (4.1) (0.7)
Dividends payable 40.2 40.2 40.2 38.3 35.6
Operating working capital $514.2 $575.6 $599.3 $512.9 $388.4
December 31
2011
September 30
2011
June 30
2011
March 31
2011
December 31
2010
Short-term debt $302.8 $221.8 $205.9 $107.1 $87.1
Long-term debt 363.5 480.2 487.9 639.9 637.7
Total debt 666.3 702.0 693.8 747.0 724.8
Cash and cash equivalents (739.2) (630.7) (559.7) (605.2) (587.7)
Debt-related derivatives (19.1) (30.8) (2.3) (12.4) (10.0)
Net (cash) debt $(92.0) $40.5 $131.8 $129.4 $127.1

ALV- Remarketing Senior Notes March 2012 -

Reconciliation of Non-U.S. GAAP Measures to U.S. GAAP
(cont’d)
2011 Interest Coverage Ratio & Leverage Ratio
Interest coverage ratio Leverage ratio
Full year 2011 December 31, 2011
Operating income $889.2 Net debt (cash) (3) ($92.0)
Amortization of intangibles
(1)
18.6 Pension liabilities 193.1
Operating profit per the Policy $907.8 Less: Debt portion of equity units (107.2)
Debt (cash) per the Policy ($6.1)
Income before income taxes $828.3
Interest expense net
(2)
$63.3 Plus: Interest expense net (2) 63.3
Depreciation and amortization of
intangibles (1)
268.3
EBITDA per the Policy $1,159.9
Interest coverage ratio 14.3 Leverage ratio 0.0
Notes
1. Including impairment write-offs, if any
2. Interest expense, net is interest expense including cost for extinguishment of debt less interest income
3. Net debt (cash) is short- and long-term debt and debt-related derivatives less cash and cash equivalents
2010 Interest Coverage Ratio & Leverage Ratio
Interest coverage ratio Leverage ratio
Full year 2010 December 31, 2010
Operating income $869.2 Net debt (cash) (3) $127.1
Amortization of intangibles
(1)
18.0 Pension liabilities 136.0
Operating profit per the Policy $887.2 Less: Debt portion of equity units (100.2)
Debt (cash) per the Policy $162.9
Income before income taxes $805.5
Interest expense net
(2)
$63.1 Plus: Interest expense net (2) 63.1
Depreciation and amortization of
intangibles (1)
281.7
EBITDA per the Policy $1,150.3
Interest coverage ratio 14.1 Leverage ratio 0.1